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                                                                   Exhibit 10.20

December 29, 2003

Scott Mahan

Dear Scott,

BSQUARE CORPORATION is pleased to extend to you an offer for employment as our Chief Financial Officer. This offer is subject to the approval of the Board of Directors of BSQUARE Corporation. You will be paid bi-weekly at a rate equivalent to an annual salary of $160,000. Your job classification is Executive. You will be hired as an exempt employee, so you will not be entitled to overtime. In addition to your base pay, BSQUARE offers you the following signing bonus:

$40,000 signing bonus payable by no later than January 31, 2004. In addition to representing an incentive to join BSQUARE, this amount shall also satisfy any and all amounts that may be owed you for any and all advisory services previously provided to BSQUARE.

BSQUARE CORPORATION also extends the following benefits:

a medical, dental, vision, life and disability plan a 401(k) retirement plan
10 paid holidays and 15 days of paid time off
Options to purchase 150,000 shares of company stock, subject to approval by BSQUARE Board of Directors.
Other discretionary benefits

BSQUARE CORPORATION is an established product development and engineering contracting company with a promising outlook. Your meaningful participation will greatly enhance our ability to retain our current contracting obligations and, in the future, will enable BSQUARE CORPORATION to pursue and secure other contracts.

YOUR EMPLOYMENT IS AT-WILL AND ACCORDINGLY, YOU OR BSQUARE CORPORATION MAY TERMINATE THIS EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT NOTICE OR CAUSE.

If BSQUARE Corporation terminates your employment when neither "cause" nor "long term disability" exists, and provided that you release BSQUARE Corporation and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to BSQUARE Corporation, BSQUARE Corporation shall pay you a consideration payment as follows:


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Scott Mahan
December 29, 2003
Page 2


        BSQUARE Corporation shall pay to you severance equal to six months of your then annual base salary. If BSQUARE Corporation gives you at least a full month's advance notice of termination, however, the severance payments shall be reduced by one month's salary for each full month of advance termination notice given. These severance payments shall be paid out at the rate of your final base salary on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During this period, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under BSQUARE's health and welfare plans or retirement savings plan as an active employee. Also during this period, your stock options will continue to vest until the final payment is made. You will have ninety days from the date final payment is made in which to exercise any vested options, and any non-vested options would terminate as of the date final payment is made.

For purposes of the severance provision indicated above, "cause" is defined on attachment A hereto, and "long term disability" is defined in our sponsored Long Term Disability group insurance plan.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. The Act requires you to establish your identity and employment eligibility. To do so, on your start date you will be required to complete
Section I of the Employment Eligibility Verification Form, I-9.

Please signify your acceptance of this offer by signing a copy of this letter and the attached Proprietary Rights Agreement and returning both within 5 business days of receipt.

On behalf of BSQUARE CORPORATION, I welcome you aboard. If you have any questions or concerns, please feel free to contact me.


Sincerely,                                   Accepted By:



--------------------------------------       -----------------------------------
Brian Crowley                     Date       Scott Mahan                    Date
President and CEO
BSQUARE Corporation


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Scott Mahan
December 29, 2003
Page 3
                                  ATTACHMENT A

        For purposes of this agreement "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs Employee's performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee's duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, Employee's failure or refusal to perform Employee's duties, Employee's failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, poor job performance, or any material breach of Employee's duties or obligations to Company that results in material harm to Company.

        For purposes of this agreement, "neglect of duty" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed or refused to perform Employee's job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled Employee in writing about the neglect of duty and given Employee a reasonable opportunity to improve, and (iii) Employee's neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after Employee was last counseled.

        For purposes of this agreement, "poor job performance" means and is limited to the following circumstances: (i) Employee has, in one or more material respects, failed to perform Employee's job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled Employee in writing about the performance problems and given Employee a reasonable opportunity to improve, and (iii) Employee's performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after Employee was last counseled.